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December 1, 2000

                                                                      Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 11, 2000, except as to Note 2 which is as of December 1, 2000, on our review of interim financial information of W. R. Grace & Co. (the "Company") as of and for the period ended March 31, 2000 and included in the Company's quarterly report on Form 10-Q/A for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-37024, 333-49083, 333-49507, 333-49509, 333-49511, 333-49513,
333-49515, 333-49517, 333-49703, and 333-49705).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland